WACHOVIA COMMERCIAL DEPOSIT AGREEMENT

THIS AGREEMENT is made as of the 13th day of June, 2003 by and between WACHOVIA BANK, NATIONAL ASSOCIATION ("we") and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA.

I.	DEPOSIT ACCOUNT AGREEMENT –

1. LEGAL EFFECT OF AGREEMENT. This Agreement governs all commercial deposit accounts established with Wachovia Bank, National Association and supercedes any previous deposit agreement. The words "you," "your" and "yours" as used in this Agreement mean the person, partnership, corporation, association, limited liability company or other entity that maintains one or more deposit accounts with us including, but not limited to, all owners and signers on the account. The words "we," "us," "our," and "Bank" as used in this Agreement mean the Wachovia Bank in the state where we maintain your account. When you open, use and/or maintain an account with us, you are agreeing to the terms of this Agreement, including the fees and charges agreed to in writing by the parties hereto. Our deposit relationship with you is that of debtor and creditor, and you agree that we are not in any way acting as a fiduciary for you or for your benefit.

2. SCOPE OF AGREEMENT. This Agreement only applies to business accounts. Business accounts are those accounts established by a partnership, corporation, association, limited liability company or other entity operated on a for-profit basis; a corporation or an association operated on a not-for-profit basis; a governmental unit; and an individual who intends to use the account for carrying on a trade or business (hereinafter collectively referred to as "business").

The business and each person who signs this Commercial Deposit Account Agreement, any resolution or any other separate written authorization concerning an account, represents to and agrees with us that, (a) the business has taken all actions necessary to open and maintain the account, (b) all resolutions or other authorizations given to us by or on behalf of the business are true, accurate and complete in all respects, (c) all assumed or fictitious names used by the business have been duly registered or filed with the applicable governmental authorities, and (d) each person whose name is written or printed on the authorization documents supplied by you to us, or on any resolution or any other separate written authorization concerning the account has complete authority to bind the business in all transactions involving any account.

The business agrees to notify us promptly in writing of any change in its form of organization or ownership or in the authority of any person with respect to the account or any transactions relating to it. We also reserve the right to require a partnership, corporation or other legal entity to give separate written authorization telling us who is authorized to act on its behalf. We may conclusively rely upon written instructions from the secretary or assistant secretary (or equivalent officers) of the business. We are authorized to follow the directions of a person designated as having authority to act on the entity's behalf until we receive written notice that the authority has been terminated and have had a reasonable time to act upon that notice.

3. DEPOSITS. You may make deposits to your account in person at our financial centers, by mail or by any other method that we make available, such as at any Wachovia Automated Teller Machine (ATM) and at certain non-Wachovia ATMs. You are encouraged to use your personalized deposit slips in order to help us credit deposits to your account as soon as possible and to minimize errors. If you do not use your personalized deposit slips, you agree that we will not be liable to you for any errors resulting from your use of a counter deposit slip, whether completed by you or one of our employees, unless such error is caused by our gross negligence or willful misconduct. We are not responsible for deposits made by mail, night depository or other outside depository until we actually record the receipt of those deposits in our books and records.  We have the right, but are not obligated, to endorse any items submitted for deposit to your account and to deposit them into your account and the right not to accept items that contain multiple, missing, or improper endorsements. We also have the right to limit, refuse, hold, or return any deposit. You agree to reimburse us for any loss or expense (including, without limitation, attorneys' reasonable fees and the costs of litigation) we may incur because you fail to endorse an item exactly as it is drawn or resulting from or arising out of any return of any deposited item for any reason whatsoever. The foregoing sentence notwithstanding, you shall not be required to reimburse us for any loss or expense (including, without limitation, attorneys' reasonable fees and the costs of litigation) we may incur because we failed to endorse an item exactly as it is drawn through our lockbox service. If we receive an item on a weekend, holiday or after our "cut-off' hour on a business day, the item is deemed to have been received on our next business day. You agree that our count of the coins and currency in your deposit shall be conclusive as to the amount. Our business days and cut-off hours are subject to change from time to time at our discretion upon prior notice to you. We reserve the right to make adjustments to your account, in our sole discretion, for computation or other errors to your account. We will notify you of such adjustments in a timely manner.

4. COLLECTION OF ITEMS. In receiving items for deposit or collection, we act as your collection agent and assume no responsibility beyond the exercise of ordinary care. Special instructions for handling an item are effective only if made in writing and given to us along with the item in question. We will not be liable for default or negligence of our correspondent banks or for loss in transit, and each correspondent bank will only be liable for its own negligence. You are responsible for reconstruction and proof of loss of any items, including checks and other negotiable instruments, included in deposits that are lost or stolen in transit before we have received and accepted the deposit. Further, you agree to fully cooperate and assist in the reconstruction of any items, including checks and other negotiable instruments, included in deposits that are lost or stolen in transit after we have received and accepted the deposit. Items and their proceeds may be handled in accordance with applicable Federal Reserve regulations and operating circulars, Clearing House Association or Funds Transfer System rules, and contractual arrangements with other financial institutions. All deposited items (including those drawn on another account at the Bank) are credited subject to final payment and our receipt of cash proceeds. If you deposit foreign currency or items that are denominated in a foreign currency into your U.S. Dollar account, the final credit to your U.S. Dollar account will be based on the exchange rate in effect at the time we receive final payment for that item. Without prior notice to you, we may charge back any item at any time before final payment, whether returned or not, and we may also charge back any item drawn on us if the item cannot be honored against the drawer's account. We are authorized to pursue collection of previously dishonored items, and in so doing we may permit the payor bank to hold an item beyond the midnight deadline. In the event of any conflict between the terms of this Agreement and the terms of any lockbox service description, the terms of such lockbox service description shall govern.

If any check or other item deposited in your account is returned to us by the bank on which it was drawn through the Federal Reserve, a clearing house or other normal check return channels, we may accept that return and charge the check or other item back against your account without regard to whether the bank on which the check was drawn returned the check before its midnight deadline. Furthermore, if, after a check or other item deposited into your account is finally paid, it is returned to us by the bank on which it was drawn because someone has made a claim that the check or other item was altered, forged unauthorized, or should not have been paid for some other reason, we may debit your account for the amount of the item. If you have insufficient funds in your account to cover a returned item, we may overdraw your account in accordance with this Agreement in an amount equal to such check or other item. You agree to reimburse us for any costs or expenses we incur in connection with any such claim (including, without limitation, attorneys' reasonable fees and court costs) and agree that we may impose service fees against your account for processing any such claim as reflected in the schedule of fees upon which you and we have mutually agreed in writing. The foregoing sentence shall only apply to claims which you in good faith agree are valid, or in which the bank on which the check is drawn, any collecting or intermediary bank, the drawer, any holder, or the payee is the prevailing party in a litigation or arbitration and the time for appeal, if any, has expired. At your request, we agree that we will attempt to dispute by reasonably available means any return items or warranty claims against us on account of items deposited or credited to your account; provided we shall not be liable to you for our failure to dispute such return item or warranty claim unless such failure directly causes a loss to you. Further, our obligation to dispute any return items or warranty claims shall be limited to taking actions specifically authorized by regulations or clearing house rules (such as returning an item "without entry") and we shall have no obligation to file any lawsuit or take any action which we deem to be unreasonable or impractical.

5. PAYMENT OF CHECKS AND OTHER WITHDRAWALS. We may refuse to pay any check or other item drawn against your account or used to withdraw funds from your account if such item is not on a form we have approved. We also reserve the right to refuse to pay any check or other item drawn against your account or used to withdraw funds from your account if the transaction is made in a manner not specifically authorized for your account, if made more frequently or in a greater number than specifically permitted for your account, or if made in an amount less than the minimum withdrawal or transfer specifically permitted for your account. If you issue checks for payment with duplicate serial numbers, this will impair the bank's ability to protect your account; thus, you will have issued such checks at your own risk and we shall not be liable for such transactions. Withdrawals are generally made first from finally collected funds and, unless prohibited by law or by our Schedule of Fees and Funds Availability for Commercial Accounts policy, we have the right to refuse to pay any check or other item drawn against uncollected funds, impose a special fee for each such item, or both. We may pay checks or other items drawn upon your account (including those payable to us or on which we may be liable) in any order determined by us, even if paying a particular check or item results in an insufficient balance in your account to pay one or more other items that otherwise could have been paid out of your account if we paid the checks and other items in a different order. Without prior notice to you, we may change the order in which we generally pay items.

From time to time, a person who is not our customer may attempt to cash a check that you have written on your account with us. Cashing an item for a non-customer exposes us to certain risks that are not present if the item is deposited at another financial institution and presented to us through the check collection system. As a result, as long as we are not in violation of any applicable state law or regulation, we may charge a non-customer a fee to cash an item (including a payroll check) that is drawn on your account with us unless prohibited by applicable law, and we may impose various additional identification, security and other requirements on a non-customer seeking to cash an item at one of our financial centers. These requirements may include, without limitation, submitting one or more forms of identification, providing thumbprints or other identifiers, and using specified teller lines that may only be available at specially designated locations. You agree that we will not be liable for wrongful dishonor for refusing to cash the item if the payee refuses or fails to pay the fee or comply with such reasonable and lawful security measures. We reserve the right to limit the amount of funds that may be withdrawn from your account in cash for various reasons including, without limitation, the amount of currency that is available at a particular financial center. This limitation is in addition to those set forth in other sections of this Agreement.

6. AUTHORIZED SIGNATURES. The authorized signatures for an account are those reflected on the Signature Card, or on any resolution or other separate written authorization relating to the account received by us. For the payment of funds and for other purposes relating to any account you have with us, we are authorized to recognize those signatures, but we will not be liable to you for refusing to honor a check or other signed instructions if we believe, in good faith, that the signature appearing on such checks or instructions is not genuine. If samples of authorized signatures are not returned, you agree that we will not be liable to you for honoring checks or other signed instructions if we believe in good faith that the signature appearing on such checks or instructions is authorized. When an account is established, you may indicate your desire for more than one authorized signature on a check or other item drawn against the account by designating a specific number of desired signatures on the Signature Card, a resolution or in a separate written authorization that is received by us. However, we do not offer accounts that require two or more signatures. Any such designation is solely for your convenience and internal control purposes and is not binding on us. As a result, you agree that we may pay checks against your account regardless of the absence of a second signature.

7. FACSIMILE SIGNATURES. If you use a facsimile signature or endorsement, whether by machine, stamp or otherwise, that is not made by handwriting on any checks, drafts, notes, or  other negotiable instruments with or without a designation of the party making such signature or endorsement, you agree that we may pay and charge your account for payments, checks, drafts, notes or other orders for payment bearing or purporting to bear the facsimile signature or endorsement of any person or persons required to sign, regardless of by whom or by what means the actual or purported facsimile signature or endorsement may have been affixed (whether or not authorized), and regardless of by whom or by what means the check, draft, note or other order for payment was created (whether or not authorized) as long as the facsimile signature resembles the one on file with us. We are not liable for any use of a facsimile signature or endorsement device on any item which is verified pursuant to the Positive Pay system. If you use a facsimile signature or endorsement, you bear the risk of any unauthorized use of your facsimile method or the use of fake facsimiles that may appear to be facsimiles. The foregoing Section 7 is subject to the provisions of Section 19 below.

8. INSUFFICIENT FUNDS/OVERDRAFTS. We may determine whether your account contains sufficient funds to pay a check or other item at any time between the time we receive the check or other item and our return deadline, and only one determination of the account balance is required. If our determination reveals insufficient available funds to pay the check or other item, we are not required to honor the check or other item and may return it, and you agree to pay us a service charge for such determination and return. Alternatively, we may honor the check or other item, create an overdraft and impose a service charge for paying the overdraft. Moreover, we are not required to send you prior notice on checks returned for insufficient funds. In the case of a controlled disbursement arrangement between us and you, to the extent required by such controlled disbursement arrangement, we will honor the check or other item, create an overdraft and impose a service charge for paying the overdraft, provided, however, that no fee or service charge will be imposed by us in the event any overdraft or insufficient funds condition in your Account is caused by our failure to notify you in a timely fashion of any required funding. In any case in which we create an overdraft in your account, you agree to deposit sufficient funds to cover the overdraft and the related service charge upon notice of the overdraft and to reimburse us for any costs we incur in collecting the overdraft from you including, without limitation, attorneys' reasonable fees and the costs of litigation to the extent permitted by law. However, the honoring of one or more overdrafts does not obligate us to honor any future overdrafts, and you should not rely on us to honor an overdraft even if we have done so in the past.

9. OVERDRAFT CHECKING PROTECTION. If overdraft checking protection is available and you elect that option in writing, we will automatically transfer funds , sufficient to cover the amount of any overdraft and service charge to your primary checking account from any other eligible secondary deposit account (checking, savings or money market) or credit account (commercial credit card or line of credit) you selected. One transfer will be made at the end of the business day in which an overdraft(s) occurs, as follows:

A. Overdraft transfers made from a deposit account.
Funds will be transferred in the next largest full dollar amount. You agree to pay an overdraft protection service charge for each daily transfer, as provided in the Schedule of Fees and Funds Availability for Commercial Accounts, and that charge will be deducted from your primary account. This is not an extension of credit and no transfer will be made if sufficient funds are not available in your secondary account to cover the overdraft. If your secondary account is a savings or money market account, transfers from such accounts are pre-authorized transfers and, under federal regulation, you are not permitted to make more than six (6) preauthorized transfers (including telephone transfers) each statement period.

B. Overdraft transfers made from a credit account.
Funds will be transferred in amounts rounded up to the next one hundred dollar ($100) increment, subject to your available credit limit. An overdraft transfer from a credit account is treated as a cash advance and is subject to the terms of the credit agreement, including any applicable transaction fee or other fees. If there are not sufficient funds in your secondary deposit account to cover an overdraft in your primary checking account, no transfer will be made and you will be charged an insufficient funds fee in accordance with the Schedule of Fees and Funds Availability for Commercial Accounts. That fee will be deducted from your primary account.

10. SERVICE FEES. You agree to pay any service fees that apply to your account or the services described in or incorporated into this Agreement. Service fees may include, but are not limited to, charges for check printing, check writing, stop payment orders, notices of post-dated items, cashier's checks, overdrafts, Automated Clearing House (ACH) entries, wire transfers, insufficient funds and treasury services and other depository services. We will invoice you on a quarterly basis for all such fees, provided our failure to provide such invoice in a timely fashion shall not affect your obligation to pay such fees after your receipt of such invoice. Any fees not paid by the agreed upon date may be deducted from your account after 10 days prior written notice sent in writing to the address designated in Schedule B attached hereto, as the same may be amended from time to time. We will not be liable for dishonoring checks or other withdrawal orders because of insufficient funds resulting from such proper deduction of fees. Service fees are subject to change from time to time at our discretion. Notice of any changes will be sent to you at the address shown on our records, and a reasonable period of time will be given before any changes become effective. You further agree to reimburse us for any actual expenses we incur to execute, cancel or amend any wire transfer payment order or ACH entry, or perform any related act at your request unless required due to our error.

11. AUTOMATED PROCESSING OF ITEMS. If you elect to have your bank documents printed by a vendor that has not been approved by the Bank, you will be doing so at your own risk. We shall not be liable for processing errors or delays due to printing inaccuracies or faulty magnetic ink encoding of critical data. We have adopted automated collection and payment procedures so that we can process the greatest volume of items at the lowest possible cost to all customers. These automated procedures involve high-speed automated check processing machines that read information encoded onto each item in magnetic ink. In recognition of this fact, you agree that in paying or taking an item for collection, we may disregard all information on the item other than any information encoded onto the item in magnetic ink according to general banking standards, whether or not that information is consistent with other information on the item. For example, we may rely on the amount of a check as encoded in magnetic ink, even if that encoded amount is greater than the face amount of the check or exceeds the maximum amount for which the check is valid as stated in a legend on the check. You agree that we shall only be liable to the extent we shall not have exercised ordinary care for any loss or expense (including, without limitation, attorneys' reasonable fees and the cost of litigation) incurred because you issue or deposit an item containing extra information such as, but not limited to, maximum amount limitations, date limitations, two signature requirements, etc. You acknowledge that our failure to examine an instrument shall not in itself be deemed to be a failure to exercise ordinary care unless such failure violates our own prescribed procedures or varies unreasonably from general banking usage not specifically disapproved by Article 4 of the Uniform Commercial Code.

12. FRAUD DETECTION/DETERRENCE AND SAFEGUARDING YOUR ACCOUNT.
There are several precautions that you can and should take to decrease the risk of unauthorized transactions from your account(s). Such precautions include, but are not limited to:

•	Safeguarding and not disclosing to third parties information about your account, such as your account number(s);

•
Safeguarding materials and information which can be used to access your account, including but not limited to, your checkbook, blank or unused checks, electronic access devices including ATM cards, personal identification numbers, and any passwords or other access-related information, to prevent them from being misused by an unauthorized party;

•	Calling us immediately at 1-800-275-3862 if you suspect any problem with your account or unauthorized activity, or your checkbook or unused checks are lost, stolen or misplaced;

•
Reviewing carefully your checkbook and unused checks for unauthorized activity if you suspect that any of these items may have been stolen or tampered with, or if you are the victim of theft or your property is burglarized;

•	Promptly and carefully reviewing your statement each month for unauthorized activity or missing deposits;

•
Closing your account immediately upon discovery of any known or suspected unauthorized activity. When you report missing, stolen, or unauthorized checks, we may recommend that any account(s) that has been compromised by unauthorized or fraudulent activity be closed. If you decline this recommendation and elect to leave your account open, we will discuss with you ways to minimize losses to us. We reserve the right unilaterally to close the account in the event the possibility or probability of losses with respect to such account is reasonably unacceptable to us; provided we will not close such account for 60 days after written notice to you sent in writing to the address designated in Schedule B attached hereto, as the same may be amended from time to time, if, within 5 days after such notice, you provide to us an indemnity adequate in our opinion to protect us from any such losses.

•	Limiting your telephone transactions with us to landline telephones. Cordless or cellular phone conversations can be intercepted without your knowledge or authorization; and

•	Maintaining close control over your facsimile signature devices to immediately detect any unauthorized use of those devices.

In addition, from time to time we may make certain products and services that are designed to detect and/or deter check fraud available to you. While no product or service will be completely effective, we believe that the products and services we may offer will reduce the likelihood that certain types of fraudulent items will be paid against your account. Without limiting the foregoing, you agree that if you fail to implement the Positive Pay system or any similar successor system within a reasonable time after it is offered to you by us, you will be precluded from asserting any claims against us for paying Fraudulent Item (as such term is defined below), that such system is designed to detect or deter, and we will not be required to re-credit your account or otherwise have any liability for paying such items. As used in this section and in section 19 below, a Fraudulent Item is any item that is not properly payable that the Positive Pay system is designed to detect, including without limitation any item that is unauthorized, forged, or counterfeit, or on which the amount has been altered. The term Fraudulent Item shall not apply to forged endorsements, or, until such time as Positive Pay or a successor system is able to detect altered payee names, to altered payee names, each of which shall continue to be governed by the provisions of the Uniform Commercial Code as though this section 12 and section 19 below did not exist, except to the extent that the Uniform Commercial Code is modified by Sections 13 and 14 of this Agreement.

13. STATEMENTS. Your statement will be mailed monthly, quarterly or annually, depending on the types of accounts and services you have with us, and will include the interest rate and effective yield for the interest payment(s) included in that statement. We will mail your statements to the address we have for you in our records, unless we have agreed to provide statements electronically. If you elect to have statements mailed to a third party address, you are still responsible for careful and prompt examination of the statement and the timely reporting of any problems or unauthorized transactions as outlined below. You agree to notify us if you change your address. You also agree that if the U.S. Postal Service or one of its agents notifies us of a change in address for you, we may change you address based on information provided to us by the U.S. Postal Service. We will have no liability to you for changing your address based on such information, even if the information provided by the U.S. Postal Service is in error.

Your statement will be deemed to have been received by you five (5) calendar days after its postage date. If you do not receive copies of canceled checks with your statements, or if the Wachovia CD-Rom Check Image Service (or any similar service we offer to you) fails to provide images of particular checks that we have paid, the canceled checks or legible copies of the front and back of each check will be provided to you within a reasonable time after your written request that sufficiently identifies the checks requested. You agree to pay the applicable service charge for retrieving and copying the requested checks.

14. REVIEW OF ACCOUNT STATEMENTS. If you think that an unauthorized person has withdrawn funds from your account, that one or more deposits are not reflected on your statements, or that there is any other type of error or discrepancy in your statements, you should notify us immediately. The statement shall be considered correct unless you notify us promptly after receipt of the statement, receipt of a description of the canceled checks or the checks themselves, or availability of images of the front and back of the checks, or after any error is discovered or reasonably could have been discovered, whichever occurs first. If you do not discover and report you forged, unauthorized or missing signature or an alteration of the amount or payee promptly after we have sent or otherwise made your statements and/or canceled checks or images thereof available to you, you agree not to assert against us (a) any forged, unauthorized or missing signature or alteration, if we suffered a loss because of your failure to discover and report the problem, and (b) any forged, unauthorized or missing signature or alteration by the same wrongdoer on items we paid after you have had 30 days to examine the statement containing or reflecting the first forged, unauthorized or missing signature or alteration but before we received notice of the problem from you. If the previous sentence applies, but you are able to prove that we failed to exercise ordinary care in paying the item in question and that our failure substantially contributed to the loss, then the loss will be allocated between us based on the extent to which our respective failures to exercise ordinary care contributed to the loss. In that regard, and as disclosed elsewhere in this Agreement, we process checks and other items by automated means and do not visually examine or verify signatures on all checks or other items. You agree that we do not fail to exercise ordinary care because we use these automated procedures.

If you have not discovered and reported a forged, unauthorized or missing signature, a material alteration, a missing or diverted deposit or any other error or discrepancy relating to a check, deposit or other credit or debit entry to your account within sixty (60) days of the date of receipt of a description of the canceled checks or the checks themselves, or availability of images of the front and back of the checks, or the date on which the first statement containing or reflecting (or that should have contained or reflected) those items was mailed to you or otherwise made available to you, you agree not to assert that problem against us. This sixty (60) day limitation takes priority over the provisions in the previous paragraph and applies regardless of whether or not you or we exercised ordinary care with respect to the item in question (or its payment), the examination of the statement on which it was reflected (or should have been reflected) or otherwise. IF YOU FAIL TO DISCOVER AND REPORT THESE DISCREPANCIES WITHIN THE SIXTY (60) DAY PERIOD, YOU LOSE ANY AND ALL RIGHTS YOU MAY HAVE TO ASSERT THE ERROR OR DISCREPANCY AGAINST US.

The foregoing preclusions shall not apply to altered payee names if we shall fail to either (1) return checks to you with your statements or (2) offer to you a check image service, such as or similar to that described in the Wachovia CD-Rom Check Image Service Description, that enables a customer to view an image of the front and back of each paid check no later than the time when such checks would have been received by the customer with its statement if such checks had been returned. In addition, the foregoing preclusions shall not apply in any event to losses caused by forged endorsements, which shall continue to be governed by the provisions of the Uniform Commercial Code as though this section 14 did not exist.

15. STOP PAYMENT. You may ask us to stop payment on checks drawn on your account that we have not paid or certified. You must tell us the exact amount of the check, check number, date of check, payee and the full account number on which it is drawn for us to be able to enter a stop payment. If the information you give us is not correct or if you do not give us other reasonable information requested about the check, we will not be responsible if we are not able to affect the stop payment. We also cannot be responsible if we are not able to identify the proper check because you have issued more than one check with the same serial number. If you generate your checks by computer or in any other manner which does not produce a MICR-encoded check number on the check, we will be unable to guarantee that your stop payment will be honored. You therefore agree to hold us harmless should we be unable to honor a stop payment order which you have timely and correctly placed on your check with no MICR-encoded check number. We are entitled to a reasonable period of time within which to notify our employees after you give us a stop payment order. For purposes of this Agreement, a "reasonable time" means (i) for all stop payment orders entered before the relevant Stop Payment Cut-off Time, not later than 9:00 p.m. on such day, or (ii) for all stop payment orders entered after the relevant Stop Payment Cut-off Time, not later than 9:00 p.m. on the next banking day following entry of the order. The foregoing times shall be extended for any time after the placement of stop payment order while our computers are not operating normally. For purposes of this Agreement, "Stop Payment Cut-off Time" means: (i) 7:00 p.m. for individual stop payment orders entered by PC Invision, WEBvision or Wachovia Connection; (ii) 6:00 p.m. for bulk (less than 1,000) stop payment orders; and (iii) 11:OO a.m. for large bulk (1,000 or more) stop payment orders; or such other times as we may establish from time to time; provided we shall notify you of such change in the Stop Payment Cut-off Times as provided in Section 17 hereof below. In addition, you must notify Wachovia Treasury Services Division by telephone of any bulk stop payment orders prior to entry of such orders in order to insure timely processing. If we have paid an item over the order to stop payment, or after an account has been closed, or otherwise under circumstances giving a basis for objection by the drawer or maker, we will recredit your account within a reasonable time. To prevent unjust enrichment and only to the extent necessary to prevent loss to us by reason of its payment of the item, you agree we are subrogated to the rights (1) of any holder in due course on the item against the drawer or maker; (2) of the payee or any other holder of the item against the drawer or maker either on the item or under the transaction out of which the item arose; and (3) of the drawer or maker against the payee or any other holder of the item with respect to the transaction out of which the item arose. In that regard, you should be aware that a stop order does not relieve you of your obligation on a check that has been negotiated to a holder in due course. If we re-credit your account after paying a check over a valid and timely stop payment order, you agree to transfer to us all of your rights against the payee or other holder of the check, and to assist us in any legal action taken against that person later on. Any person who is authorized to draw checks against the account may give a release or cancellation of a stop payment order. Stop payment orders on official checks, cashier's checks, or money orders are not permitted. If an official check, cashier's check, or similar item has been lost, stolen or destroyed, you may provide a declaration of loss and affidavit and request the check be re-issued. The bank may require that you wait ninety (90) days (or provide a bond where permitted by law) before honoring your claim, and we will not be liable to you if such check is cashed prior to expiration of the ninety (90) days (or receipt of bond, if applicable). Stop payment orders (both oral and written) are valid for six (6) months unless you designate a longer period of time when placing the stop payment order. You may extend a stop payment order by calling or writing us prior to the expiration of the existing stop payment order. An additional fee may apply for the extended period. If you place a stop payment order, you agree to pay our mutually agreed upon stop payment fee and to hold us harmless from costs and expenses incurred by us, including our attorneys' reasonable fees, in connection with our refusal to pay the stopped check. We will not be liable to you for any indirect or consequential damages.

16. CASH MANAGEMENT ARRANGEMENTS. Regulatory authorities require banks to document their cash management arrangements with their customers. In such a cash management relationship, the customer and its related entities (e.g., subsidiaries and affiliates, including a parent company) that are also customers understand and agree that, for each such legal entity, payments made from any such customer's account will be honored by us so long as the aggregate total of such customer's accounts has a net credit balance.

17. NOTICES. Any written notice we send you will be considered effective when it is deposited in the U.S. Mail or sent by facsimile transmission to the address or phone number set forth in Schedule B attached hereto, as the same may be amended from time to time. Notice from you will be considered effective when we receive it at Wachovia Corporation, Treasury Services Division (attention: Gregory P. Ledford ), 401 S. Tryon St., NC0817, Charlotte, NC 28288. The foregoing notwithstanding, any written notice by us to you to terminate any service hereunder shall be effective only when delivered to your designated address set forth in

Schedule B, as the same may be amended from time to time.

18. CLOSING YOUR ACCOUNT. Subject to Section 12 above, we reserve the right to close your account at any time with 60 days prior written notice, provided that after the giving of such notice we may take certain steps with respect to your account to minimize risk to us - such as, but not limited to, not allowing daylight overdrafts and requiring prefunding by you of any transfers.  The closing of your account (whether by you or by us) does not release you from any fees or other obligations incurred before closure, those you incur in the process of closing your account, or for your liability on outstanding items. In addition, you may lose the interest that has accumulated since the last time interest was added to your account. You will be subject to an early withdrawal penalty if you make withdrawals from or redeem a certificate of deposit or other time deposit early, as hereinafter explained.

19. POSITIVE PAY. You agree that you will utilize the Positive Pay system (or any subsequent system providing similar or better protection against fraud within a reasonable time after it is offered to you) we have offered to you. in the event that we pay any Fraudulent Item that has not been verified by you pursuant to the Positive Pay system: (1) you shall bear any direct loss if you failed to properly utilize the Positive Pay system and we will not be required to re-credit your account or otherwise have any liability for paying such items; (2) we shall bear any direct loss if you properly utilized the Positive Pay system but we honored such Fraudulent Item contrary to the Positive Pay preferences you have established with us in writing. The apportionment of liability herein applies solely to Fraudulent Items (as defined on Section 12 above) and does not affect any other type of loss addressed elsewhere in this Agreement. The foregoing notwithstanding, the foregoing loss allocation rules specifically shall not apply to losses caused by forged endorsement(s) or, until such time as Positive Pay or a successor system is able to detect altered payee names, to altered payee names, each of which shall continue to be governed by the provisions of the Uniform Commercial Code as though this section 19 did not exist.

20. ABANDONED ACCOUNTS. If you fail to notify us in writing of any change to your current mailing address or you fail to utilize your account, your account and deposits may be presumed dormant or even abandoned after a certain period of time. Dormant accounts may be subject to reasonable service charges (similar to those imposed on active accounts), and service charges may also be imposed on accounts presumed to be abandoned. Accounts that are presumed to be abandoned will be escheated to the state of your last known address in which your account is maintained in accordance with applicable law. We will make a reasonable effort to notify you at the address set forth in Section 17 above prior to any account being escheated to the State.

21. PLACEMENT OF ENDORSEMENTS. If you or a prior endorser shall have signed, stamped or affixed an endorsement to a check for deposit which endorsement is outside of the area extending 11.2 inches from the trailing edge of a check, that material could also interfere with endorsements by banks and cause delays in returning the check. Therefore, (a) you agree we will not be liable to you because an item you deposit in your account is returned after the time set by applicable law if the delay in returning the item is caused by markings on the item in the space reserved for the depositary bank's endorsement that were made by you or a prior endorser; and (b) you indemnify and hold us harmless from any and all claims, losses, costs and expenses (including, without limitation, attorneys' reasonable fees and the costs of litigation) that we may incur as a result of the late return of a check caused by a carbon band, printing, endorsements or other material on the back of any check drawn on or deposited to your account that extend outside the area extending 11.2 inches from t6e trailing edge of the check. The trailing edge is the left side of the check when viewing it from the front. This section 21 shall not apply to checks which are endorsed by us.

22. STALE, TIME-DATED AND POST-DATED ITEMS. We maintain the option either to pay or to dishonor any stale check (i.e., a check that is more than six (6) months old) upon presentation to us. Our check processing equipment is unable to detect time-dated checks (i.e., checks stating that they are not valid after a certain date or beyond a certain period of time). As a result, you agree that we will not be liable to you for charging your account after the date or period stated on an otherwise properly payable time-dated check, and you further agree that we are not bound by any time limitation or restriction you may place on any item presented for payment against your account. If any item has not been paid within the time you want, you agree that your sole method to prevent payment is to place a stop payment order, as provided herein. Similarly, our check processing equipment cannot detect a post-dated check (i.e., a check bearing a date later than the actual calendar date). Therefore, it is not recommended that you issue post-dated checks as a means of withdrawal and you agree that we are not responsible for charging your account before the indicated date on a properly payable but post-dated check.

23. NIGHT DEPOSITORY SERVICES. If you notify us that you elect to use our night depository services, the acceptance by us of an authorized night deposit bag and its contents, and your selection and use of such a bag, are subject to the following terms and conditions:

A. You shall indicate by signing a Night Deposit Agreement that you will use hold bags and the Bank will not process the deposit(s) until one of your authorized agents has signed for the bag(s). The bag(s) will only he released to an authorized agent that has signed the Night Deposit Agreement.

B. You may deliver and pick up the deposit bag by armored courier, or by courier designee, or by any other agent or employee. All such couriers or courier designees shall be deemed to be your agents.

C. Each night deposit bag at time of delivery to us shall contain a deposit ticket accurately describing the cash, checks and/or other items contained in the bag and containing your name and the number of the account to which we are to make the deposit, and it shall be securely sealed. We reserve the right, in our sole discretion, to refuse to accept the bag or process any deposit if the bag appears torn or tampered with in any way. We will promptly give you notice of our refusal to process the bag. We shall not be deemed to have possession of the bag or any contents if we have refused to accept or process the bag pursuant to this paragraph sentence, and we shall have no liability to you if we refuse to process the bag.

D. You may deliver a night deposit bag into our night depository facility at any hour of the day or night, whether or not we are open for business. You will have received and acknowledged receipt of a key that opens such night depository facility, which key belongs to us and must be returned to us upon termination of your right to use the night depository facility or upon our demand. You may not permit any other person or entity to use any key entrusted to you or allow any other person or entity to make use of our night depository facility with any such key. We shall remove bags from the night depository facilities at least once a day on each day we are open for business. The Bank employee removing the bag or other Bank employee shall open the bag and process the contents in accordance with paragraph E. We may withdraw any night depository facility from use at any time without notice.

E. You hereby direct us to open your night deposit bag and deposit the contents to your designated accounts with us. We shall process the contents of the bag in accordance with our normal processing procedures. We will notify you upon discovery of any discrepancy or missing documentation. Our count of the coins and currency contents of the bag shall be conclusive as to the amount it contains. We will conditionally credit all checks and other items contained in the bag as shown on the deposit ticket subject to later verification and final settlement. Notwithstanding the foregoing, we shall not be liable for opening or not opening the bag.

F. You agree that nothing will be placed in a night deposit bag except money, checks and other like negotiable items ("Property"), and no Property will be placed in the chute to the night depository facility unless enclosed in a properly sealed or locked bag. The use of the night depository facility shall be at your sole risk. You agree that neither we nor any of our agents shall be responsible for any loss or damage incurred by you in the use of the night depository facility which results from a mechanical defect of the facility, from an act of God, from the inability of the user to properly operate the facility, or from acts of vandalism or malicious mischief unless such loss or damage is caused by our gross negligence or intentional misconduct.

G. Prior to the receipt and acceptance of the contents of your night deposit bag by us as a deposit, the relationship between you and us as to all Property placed in the night depository facility shall be that of bailor and bailee of such Property, and we shall be liable to you not as an insurer of  such Property, but only for that degree of care required of a gratuitous bailee having the custody of the property of others. No debtor/creditor relationship shall exist between you and us with respect to any cash, check or other items contained in the bag until we shall have received and accepted the contents of the bag as a deposit, credited the amount to your account and, in the case of noncash items, when we have finally collected the check or item. We shall not be liable for any act performed by us, nor any claims, expenses, damages or losses arising therefrom, if such act is performed by us pursuant to instructions, written or oral, which we reasonably and in good faith believe to be yours. In no event shall we be liable for indirect, consequential, exemplary or punitive damages, even if we have been advised of such possibility.

H. The right to use a night deposit bag may be terminated by us on seventy-two (72) hours notice given orally to you or your agents, or by written notice mailed to your last address shown on our books. We reserve the right to assess an agreed upon fee for the use of our night depository services. Such fee will be in keeping with Bank policy and disclosed on the Schedule of Fees and
Funds availability for Commercial Accounts available at any financial center and other applicable fee schedules.

24. COURIER BAG RETRIEVAL AND DELIVERY. If you elect to have any night deposit bag delivered or retrieved by a third party whom you have authorized to do so under the terms of this Agreement, we shall not be responsible for determining the authority of the person(s) or entity purporting to be your agent. Notwithstanding anything to the contrary contained in this Agreement or elsewhere, you hereby indemnify, defend, and hold harmless Bank and each of its affiliates, directors, officers, employees, attorneys, and agents from and against any and all claims, demands, lawsuits, costs, expenses, fees, fines, obligations, liabilities, losses, damages, recoveries, and deficiencies, including interest, penalties and attorneys' reasonable fees and costs, that the Bank may incur or suffer or that may arise out of, result from or relate to your third party agent or any person or entity purporting to be your third party agent retrieving, delivering and/or taking custody of any night deposit bag, except those losses, claims, and expenses (including attorney's reasonable fees and costs) arising out of the gross negligence or willful misconduct of the Bank or its employees or failure to observe any duty set forth in the Uniform Commercial Code or any banking laws binding upon us, to the extent such duty is not modified or altered by this Agreement..

25. TREASURY SERVICES. If you wish to utilize our treasury services, your selection and use of our treasury services are subject to the terms and conditions described below. The treasury services are more fully described in the Automated Clearing House Terms and Conditions , separate Service Description(s) set forth in Schedule A hereto and other Service Descriptions which may be be agreed upon by both parties hereto after the date hereof, both initially and at any time hereafter. You agree that if any terms and conditions of the Service Description(s) conflict with the terms of this Agreement, the terms and conditions of the Service Description(s) shall govern. We may change our operational procedures without amending this Agreement, upon 30 days prior written notice to you; provided we may change such procedures immediately upon notice to you in the case of procedures involving security or confidentiality or the prevention of fraud. We have the right to modify services, require minimum balances or security, or terminate services in our sole reasonable discretion in the event that you breach or fail to honor any provisions of this Agreement or there occurs a material change in your financial condition.

A. Documentation. In our sole discretion, we shall determine the adequacy of the documents and instruments and we may delay the implementation of the treasury services you may specify prior to the receipt of adequate documents and instruments. You will promptly notify our Treasury Services Division in writing of any actual changes underlying or represented in the documentation, and will promptly execute and deliver new documentation as may be required by us. Until such new documentation is actually received by us and we have had a reasonable time to act thereon, we shall not be liable for any actions taken by us in reliance upon existing documentation and authorization. We reserve the right periodically to request, and you agree to provide upon our request, copies of (i) your most recent Annual Statement as filed with the Arizona Insurance Department/applicable state insurance regulator, (ii) your most recent

Quarterly Statement as filed with the New Jersey Department of Banking and Insurance/applicable state insurance regulator and (iii) the most recent reports, if any, on Forms 10-K, 10-Q and 8-K (or their equivalents) and any registration statements with respect to any of your securities that you shall have filed with the Securities and Exchange Commission, except to the extent that such reports are publicly available via the internet.

B. Subsidiaries. If you are executing this Agreement on behalf of separate corporate or commercial entities or subsidiaries as well as on your own behalf, you hereby represent and warrant to us that you have received proper authorization or powers of attorney from each of such separate corporate entities or subsidiaries and that you have full power and authority to bind such entities to the terms of this Agreement.

C. Termination. Either you or we may terminate the specified treasury services by giving the other party at least sixty (60) days prior written notice. If you fail to make any payment to us of any fees or service charges as provided in Section 10 above ("Fee Obligations") when due and do not cure such failure within the notice period below, unless we agree otherwise, we may terminate all specified treasury services (i) upon 10 days prior written notice of your failure to pay Fee Obligations in excess of $250,000; or (ii) upon 30 days prior written notice of your failure to pay any other Fee Obligations aggregating less than $250,000. However, we may terminate all specified treasury services immediately, and we shall be entitled to any remedy available to us at law or equity, if (1) you seek protection under any law for the protection of those unable to pay their debts or you commence any proceeding in bankruptcy, or (2) any proceeding in bankruptcy shall be filed against you and shall not be discharged within 60 days, or (3) any failure or default by you shall occur under any of your obligations to us, other than Fee
Obligations, or (4) you conduct a transaction that we reasonably believe may violate an applicable law or regulation, or materially violates the terms and usage of the Service Descriptions provided by us, or violates any applicable law or regulation; or (5) we shall determine, at any time, in the exercise of our sole reasonable discretion that we are insecure with respect to your compliance with the provision of this Agreement or your financial condition. In the event of termination, for whatever reason, all sums and fees owed by you to us shall be immediately due and payable. We shall notify you promptly of the grounds for such termination, unless such notification is prohibited by law. An inadvertent attempt by you to transfer funds to a person on the Specially Designated Nationals list or any comparable list will not in and of itself be grounds for termination.

D. Indemnification; Limitation of Liability. You hereby indemnify and hold us, our officers, employees and agents harmless from any and all losses, or claims of any kind arising in connection with the Services provided under this Agreement, except those losses, claims, and expenses (including attorney's reasonable fees and costs) arising out of the gross negligence or willful misconduct of the Bank or its employees or failure to observe any duty set forth in the Uniform Commercial Code or any banking laws binding upon us, to the extent such duty is not modified or altered by this Agreement. You further indemnify and hold us, our officers, employees and agents harmless from any and all losses or claims of any kind arising out of actions taken or omitted in good faith by us in reliance upon instructions from you. We shall not be responsible or liable for any other entity's (not under our direct control) acts or omissions including, without limitation, any Federal Reserve Bank or transmission or communication facility. EVEN IF LIABILITY WERE ESTABLISHED FOR ACTUAL DAMAGES, IN NOEVENT SHALL WE OR YOU BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE FURNISHING, PERFORMANCE OR USE OF THE SERVICES PROVIDED UNDER THIS AGREEMENT, REGARDLESS OF WHETHER WE OR YOU MAY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES UNLESS REQUIRED BY APPLICABLE LAW. The limitations and exclusions in this paragraph shall apply to all claims of every kind, nature and description whether arising from breach of contract, breach of warranty, gross negligence or other tort, and shall survive the termination of this Agreement and applicable Treasury Services agreements.

26. TIME DEPOSITS. If you maintain with us any Time Deposits, at the Bank's option, such time deposits may be issued in the form of a Certificate of Deposit (no longer issued), a passbook, or a time deposit for which no certificate is issued. On the initial or any subsequent maturity date, you may present your properly endorsed Certificate (for accounts where Certificates were issued), your passbook, or sign a receipt form (for accounts with no certificate issued) at any financial center and you will be paid the amount due. The certificate will serve as evidence of your account. If a time deposit certificate is lost or destroyed, we must be notified immediately in writing. Upon receipt of satisfactory indemnity and an affidavit to the effect that the certificate has been lost or destroyed and has not been pledged or assigned, we will close the account and reissue a Time Deposit Receipt. To the extent required to begin the running of the applicable statute of limitations, you will be deemed to have demanded payment of any time deposit that does not automatically renew for another term on the 31st day after its last maturity date.

A. Redemption. We may redeem the Time Deposit on the initial or any subsequent maturity date, and we may accelerate maturity if you default in the payment of money owed to us, applying the redemption proceeds against such obligations.

B. Interest Calculation. We use the daily balance method to calculate interest on your account. This method applies a daily periodic rate to the ledger balance in your account each day and to any interest you've earned that has not been credited to your account. The daily rate is 1/365 (or 1/366 in a leap year) of the interest rate. Interest is compounded at the frequency indicated on the Rate Disclosure provided from the opening date. Interest is paid from the date of deposit through the day prior to the maturity date, and begins to accrue on the business day you deposit non-cash items. The Annual Percentage Yield (APY) assumes that interest will remain on deposit for the term of the account. A withdrawal of interest will reduce earnings. Interest is credited in accordance with the terms of the Time Deposit Receipt provided to the customer.

C. Interest Rates. The interest rate for your deposit is established based upon the amount of deposit, the type of product, and the term you select. Except for Step Rate CDs, the interest rate is fixed for the term of the account.

D. Receiving Interest. If you request at the time of purchase, earned interest may be withdrawn at intervals (specified by Wachovia) during the term of the Time Deposit without penalty. Methods of interest payments may be limited.

E. Automatically Renewable Time Deposits. If "Automatically Renewable" is indicated on your account opening documents, the following terms apply:

1. Grace Period. For time deposit accounts with a maturity of 7 through 31 days, you have one calendar day after the maturity date to withdraw funds without penalty. For all other time deposit accounts, you have 7 days after the maturity date to withdraw funds without penalty. This time period is known as a grace period.

2. Automatic Renewal. Unless your time deposit account is closed on the initial or any subsequent maturity date or within the grace period, the account will automatically be extended for a time period equal to the initial term beginning at the initial maturity date or at each subsequent maturity date. The interest rate for each renewal term will be the currently offered rate in effect on the maturity date for the term just ended.

3. Withdrawal of Principal. If any principal is withdrawn within the grace period and it is reinvested in any Wachovia account, interest will be paid through the grace period on the amount withdrawn at the interest rate in effect on the maturity date. However, interest will not be paid for the days in the grace period if any of the principal is withdrawn and not reinvested at Wachovia.

F. Withdrawal of Interest. As long as the principal is not reduced, interest earned during the initial or subsequent term may be withdrawn without penalty.

G. Additional Deposits. Additional deposits to your time deposit account are not permitted during the term of your account.

H. Interest Added to Principal. If the interest earned during the initial or subsequent term is not withdrawn or credited to another account on the maturity date or within the grace period after the term when earned, it will be added to and made part of the principal amount.

I. Partial Withdrawals. You are permitted to make partial withdrawals, $500 minimum, during the initial or any subsequent renewal term of your account, as long as the minimum amount required to open a time deposit account of that type remains on deposit. The partial withdrawal will be subject to early withdrawal penalties.

J. Early Withdrawal Penalties. If you make any withdrawal from or close your time deposit account before the maturity date, you may be subject to an early withdrawal penalty as described below: If any of the time deposit is withdrawn before the initial or any subsequent maturity date, an early withdrawal penalty as shown below will be imposed on the amount withdrawn:

Maturity Term                                           Early Withdrawal Penalty
7 days through 90 days                                           All interest that would have been earned in the maturity period.
91 days through 364 days                                           Amount equal to 90 days' simple interest.
365 days and greater                                                      Amount equal to 180 days' simple interest.

K. Convertible CDs Accounts. Additional terms apply to Convertible CD accounts. A minimum of $1,000 is required to open an account. Convertible CD accounts may be converted, after a ninety (90) day waiting period, to a Wachovia CD account with a term of twelve (12) months or longer. The interest rate and APY on the new CD, if converted, is the interest rate and APY in effect at that time for the selected product.

L. Callable CD Accounts. Additional terms apply to Callable CD Accounts. A minimum of $10,000 is required to open the account. Callable CD Accounts pay a premium rate of interest in return for our right to "call" the CD account at any time after one year from the date of deposit. If the account were not called, the initial interest rate and APY apply for the thirty-six (36) month term. If the account were called, you would choose from the following three options:

•	Funds may be reinvested in any other Wachovia deposit account at the current interest rate and APY in effect at the time.

•	Funds may remain in the CD for the remainder of the term and earn no less than the minimum interest rate and APY disclosed at account opening.

•	Funds may be withdrawn without penalty.
If the CD were called, a notice indicating the call date would be mailed to you.

You have ten (10) calendar days from the call date to reinvest or withdraw the funds without penalty. If no action were taken, the funds would remain in the account for the remainder of the term, earning interest at a rate that is no less than the minimum rate disclosed at the time the account was opened. At its maturity the Callable CD automatically renews as a standard thirty-six (36) month CD.

M. Step Rate CD Accounts. The following additional terms apply to Step Rate CD accounts. A minimum deposit of $1,000 is required to open the account. The interest rate in effect when the account is opened is increased at the following intervals: 183 days, 366 days and 548 days from the issue date as shown on your Rate Disclosure form. After the 548th day, the interest rate remains fixed until maturity. Step Rate CD accounts mature 24 months after account opening. At maturity, Step Rate CD accounts automatically renew as a standard, automatically renewing 24- month CD.

27. INTEREST INFORMATION. Interest will be compounded and credited as determined by the Bank. Please refer to the Schedule of Fees and Funds Availability for Commercial Accounts for details on interest compounding and payment methods. Interest rates for accounts vary from time to time. Your statement will also include the interest rate and the effective annual percentage yield earned for that statement period.

28. COMMERCIAL MONEY MARKET ACCOUNTS. If you open a Commercial Money Market Account(s), you will earn our current applicable commercial money market account interest rate if you maintain a daily collected balance of the minimum amount. Please refer to your Schedule of Fees and Funds Availability for Commercial Accounts to confirm threshold balances forearning higher rates of interest.

29. INTERNAL MONEY MANAGEMENT ACCOUNTING. For regulatory and accounting purposes, your checking account will consist of two "sub-accounts" on our books: (1) either a non-interest-bearing (demand) account or an interest-bearing (NOW) sub-account, and (2) a money-market sub-account. These sub-accounts are treated as a single account for statements and daily use of your account. Interest is not earned on either sub-account for non-interest-bearing checking accounts. On interest bearing checking accounts, the same interest rate may be paid on both sub-accounts, and your periodic statement will reflect a single blended annual percentage yield (APY) earned.

Whenever your checking sub-account balance exceeds a threshold amount (which we may set and change at our discretion), we may transfer funds above that amount to the money market sub-account. As these funds are needed to pay items presented against your checking account, we will transfer funds from the money market sub-account to the checking sub-account, up to six (6) times per statement month. If a sixth transfer were needed, the entire balance in the money market sub-account would be transferred into the checking sub-account. This process may be repeated each statement month. This internal accounting process has no effect on daily use of your account, on how checks are paid, or on how account activity appears on your account statement.

30. POLICY FOR PAYMENT OF INTEREST ON COLLECTED BALANCES.
Interest begins to accrue on interest bearing deposit accounts no later than the business day we receive credit for the deposit of noncash items deposited to your account. We receive credit for checks drawn on other financial institutions based on the availability schedule established by the applicable branch of the Federal Reserve Bank and other correspondent banks. The balance in interest bearing deposit accounts for which we have received credit is called the collected balance. Interest is paid on the net amount of the collected balance less applicable reserves.

31. BUSINESS SAVINGS ACCOUNTS. If you open a Business Savings Account, your balance(s) will earn interest at our current Business Savings interest rate. Please refer to your Schedule of Fees and Funds Availability for Commercial Accounts to confirm tiers for earning higher rates of interest (may not be applicable in all states).

32. INTEREST-BEARING ACCOUNT LIMITATIONS. We are required under federal regulation to retain the right to ask for seven (7) days' written notice before you withdraw money from any interest-bearing accounts. Unless you receive different instructions from us, you can make withdrawals by writing a check on the applicable account, except on Business Savings accounts.

33. COMMERCIAL MONEY MARKET ACCOUNT TRANSACTION LIMITATIONS. If you maintain a Commercial Money Market Account with us, you may make unlimited withdrawals in person from your Commercial Money Market Account; however, by federal regulation, you are not permitted to make more than six (6) pre-authorized transfers (including telephone transfers, automatic transfers, overdraft transfers, and transfers made by personal computer) each statement period. No more than three (3) of the transfers may be made by draft or check to a third party. If this limitation were exceeded on a regular basis, we would be required to convert your account to another account that permits unlimited check writing privileges. A fee will be imposed for items posted during a statement period in excess of this limit (see the Schedule of Fees for the amount of the fee). We will determine the number of third party checks for your statement period based on the posted date of the third party checks.

34. BUSINESS SAVINGS ACCOUNT TRANSACTION LIMITATIONS. If you maintain a Business Savings Account with us, you may make unlimited withdrawals in person from your Business Savings Account; however, under federal regulations you are not permitted to make more than six (6) pre-authorized transfers (including telephone transfers, automatic transfers, overdraft transfers, and transfers made by personal computer) and drafts. If this limitation were exceeded on a regular basis, we would be required to close your account and to open another account that permits unlimited check writing privileges. Withdrawals can only be made by those persons authorized by previously submitted resolutions.

35. CLIENT FUND MANAGER Your Master account is a non-interest bearing Commercial Checking account established in your name to link it to related Client accounts. We are not acting as escrow agent or in any other fiduciary capacity with respect to your Master account or Client accounts. Each Client account will be a separate interest bearing Commercial Money Market Account or non-interest bearing business checking account opened by you in the name of a party or parties to be designated by you at the time these accounts are opened. You are required to provide us with the name and taxpayer identification number of the party in whose name the Client account is being opened. A deposit ticket that indicates your Client's name and account number must accompany each deposit. You authorize us to accept deposits for credit to Client accounts as designated by you. Withdrawals from a Client account can only be made by first transferring funds to the Master account. Before you close your Master account, you must transfer any balances remaining in your Client accounts to the Master account.

36. TRANSFER OF ACCOUNTS/ASSIGNMENT OF DEPOSITS. No accounts are transferable. Business Savings accounts and CDs are assignable only with our prior written consent. We may, in our sole and absolute discretion, withhold such consent. No assignment will become effective until we have documented it in our records.

37. LEGAL PROCESS AFFECTING ACCOUNTS. If legal action such as an attachment, garnishment, levy or other state or federal legal process ("legal process") is brought against your account, we may refuse to permit (or may limit) withdrawals or transfers from your account to the extent such legal process requires until the legal process is satisfied or dismissed. We will not contest on your behalf any such legal process and may take action to comply with such process as we determine to be appropriate in the circumstances without liability to you, even if the legal process purports to affect the interest of only one owner of a joint account and even if any funds we may be required to pay out leaves insufficient funds to pay a check you have written. We will give you timely notice by telephone, facsimile or electronic transmission of any such legal process and we will consult with you if practical and legally permitted concerning the appropriate action to take; however, if we incur any expenses, including without limitation, attorneys' reasonable fees paid to outside counsel, in connection with any such legal process, we may bill you directly for such expenses and fees. You agree that because we have financial centers or offices in numerous jurisdictions and states other than where your account was opened, if we are served with any process as referenced above in any jurisdiction or state, you hereby direct us to recognize and honor such service of process.

38. ACTIONS BY AUTHORIZED PERSONS. Except as otherwise provided in this Agreement, you agree to authorize and direct us to receive, accept, pay and/or apply, without any duty of inquiry, without limit as to amount, and without regard to the application of the proceeds, any check, draft, or other instrument for the payment of money drawn by any person duly authorized pursuant to Section 6 above including, but not limited to, those endorsed to the order of such duly authorized person or otherwise for the personal credit of such duly authorized person.

39. OTHER ADVERSE CLAIMS. If we receive notice of an actual or potential adverse claim to your account or the funds in your account, we may, if we determine in our reasonable discretion that such claim is not frivolous, refuse to pay out any money from your account for a reasonable period of time after receipt of notice of the actual or potential claim. However, we are not required to recognize any adverse claim unless (a) the claimant provides us with an acceptable bond indemnifying us against any and all liabilities, losses, damages, costs and expenses that we might incur in connection with payment of the adverse claim and any resulting dishonored checks or other items or (b) the claimant has obtained an order requiring us to recognize the adverse claim from a court of proper jurisdiction.

40. CONFLICTS/DISPUTES INVOLVING THE ACCOUNT. If we receive conflicting instructions or claims from authorized signors, we may, at our discretion, choose not to pay out any money from your account until we receive consistent instructions from all parties or a court order, all without liability to you. We may interplead the funds into court. You agree to reimburse us for any loss, costs or expenses including, without limitation, attorneys' reasonable fees and the costs of litigation (to the extent permitted by law) that we incur as a result of any dispute involving your account, and we will bill you directly for any such loss, costs, or expenses. This obligation includes any dispute between you and us involving the account and situations where we become involved in any dispute between you and an authorized signor, another joint owner, or a third party claiming an interest in the account. It also includes any situation where you, an authorized signor, another joint owner, or a third party takes action with respect to the account that causes us, in good faith, to seek the advice of counsel, whether or not we actually become involved in a dispute.

41. CHANGING THIS AGREEMENT. We can modify this Agreement for any of the accounts described in this Agreement upon 60 days prior written notice to you to the address specified in Section 17 above provided you do not notify us in writing of your objection to such modification within 30 days of your receipt of such notice.

42. THIS SECTION INTENTIONALLY BLANK.

43. WANER OF RIGHTS BY THE BANK. We reserve the right to waive the enforcement against you of any of the terms of this Agreement with respect to any transaction or series of transactions. Any such waiver will not affect our right to enforce any of our rights with respect to other customers or to enforce any of our rights with respect to later transactions with you and is not sufficient to modify the terms and conditions of this Agreement.

44. INVALIDITY OF CONTRACT PROVISIONS. In the event any one or more of the provisions of this Agreement shall for any reason, including under any applicable statute or rule of law, be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

45. FORCE MAJEURE. You agree we shall have no responsibility or liability to you or any third party for failure or delay in our performance under this Agreement or for any losses due to causes or conditions including, without limitation, delays and/or interruptions of business due to any act of God, natural disaster, fire, act of government authority, act of public enemy or war, riot, civil disturbance, insurrection, labor difficulty, power failure, telecommunications failure, severe adverse weather condition or other causes beyond our reasonable control, provided we exercise such diligence as the circumstances require and we have adopted such contingency plans as required from time to time by Federal regulations. The time, if any, required for such performance under this Agreement shall be automatically extended during the period of such delay or interruption.

46. APPLICABLE LAW. Our deposit relationship with you is governed primarily by this Agreement. However, it is also governed by the laws of The United States of America; the rules and regulations of the Board of Governors of the Federal Reserve System and various Federal Reserve Banks; and the rules and regulations of other proper bank supervisory authorities and other governmental agencies. To the extent state law applies to our deposit relationship, the applicable law is the law of the state where your account was opened as contained in our records. If there is any conflict between this Agreement and applicable federal or state laws this Agreement will be considered changed to the extent necessary to comply with the law. If any provision in this Agreement is declared to be invalid, unenforceable or illegal, that part will not affect the validity of other provisions.

47. THIS SECTION INTENTIONALLY BLANK

48. ACCURACY AND VERIFICATION. THIS PARAGRAPH APPLIES ONLY TO SOLE PROPRIETORSHIP ACCOUNTS. You acknowledge and agree that any information you have supplied or will supply to us is and shall be complete and correct. You agree that we may request reports from credit bureaus and consumer reporting agencies to investigate or reinvestigate any information provided by you in connection with your application for any account. We may also verify your employment, salary, assets, debts, and references.

49. INDEMNIFICATION OF BANK. You hereby indemnify and hold us, our officers, employees and agents harmless from any and all losses, or claims of any kind arising in connection with the Services provided under this Agreement, except those losses, claims, and expenses (including attorney's reasonable fees and costs) arising out of the gross negligence or willful misconduct of the Bank or its employees or failure to observe any duty set forth in the Uniform Commercial Code or any banking laws binding upon us, to the extent such duty is not modified or altered by this Agreement. You further indemnify and hold us, our officers, employees and agents harmless from any and all losses or claims of any kind arising out of actions taken or omitted in good faith by us in reliance upon instructions from you. We shall not be responsible or liable for any other entity's (not under our direct control) acts or omissions including, without limitation, any Federal Reserve Bank or transmission or communication facility. EVEN IF LIABILITY WERE ESTABLISHED FOR ACTUAL DAMAGES, IN NO EVENT SHALL WE OR YOU BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE FURNISHING, PERFORMANCE OR USE OF THE SERVICES PROVIDED UNDER THIS AGREEMENT, REGARDLESS OF WHETHER WE OR YOU MAY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES UNLESS REQUIRED BY APPLICABLE LAW. The limitations and exclusions in this paragraph shall apply to all claims of every kind, nature and description whether arising from breach of contract, breach of warranty, gross negligence or other tort, and shall survive the termination of this Agreement and applicable Treasury Services agreements.

50. YOUR REPRESENTATIONS, WARRANTIES AND COVENANTS. You represent and warrant to the Bank that: (a) All information, including financial information, whenever provided by you to the Bank, shall be true, correct and complete. Information relating to your financial condition accurately reflects your financial condition as of the date(s) thereof; (b) You are not insolvent within the meaning of 11 U.S.C. Section 101 (32); (c) You are in compliance with all federal, state and local laws applicable to your properties, operations, business and finances; (d) You are duly organized and in good standing under the laws of the state of your organization, and you have all powers, licenses, authorizations and approvals to operate your business as now conducted; and (e) You will promptly notify the Bank of the existence of any condition or event which may constitute a breach of or default under this Agreement.

51. ENTIRE AGREEMENT. This Agreement and the documents to which it refers (set forth in
Schedule A hereto) constitute your and our entire agreement and understanding and supersede all prior agreements and understandings. This Agreement may not be changed orally.

II. SPECIAL TERMS AND CONDITIONS FOR WIRE TRANSFERS -
Effective November 15, 2002
If you wish to use our wire transfer service, the following terms and conditions shall govern all transactions for our acceptance and processing of your payment orders, credits and related requests. If a discrepancy were determined to exist between these Terms and Conditions and other provisions of this Agreement, then these Terms and Conditions shall control but only to the extent necessary to address the discrepancy. Unless otherwise defined below, the terms used in this Section II of this Agreement shall have the same meaning as set forth in Article 4A of the Uniform Commercial Code of the state in which your account or relationship is maintained.

1. AUTHORIZATION AND SECURITY PROCEDURE. We have established operating rules and security procedures for you to initiate and receive funds transfers to or from your account(s), which rules and procedures include a requirement for you to sign a "Funds Transfer and Authorization Schedule" which, upon signature by any person duly authorized pursuant to Section 6 above with respect to those elections made by you on the Funds Transfer and Authorization Schedule, is incorporated by reference and made part of this Agreement. Such

Funds Transfer and Authorization Schedule contains the rules and procedures ("Security Procedures") which you and we will use to process payment orders initiated by you. Additional call back procedures may be utilized by you as described in the Security Procedures. You agree that the Security Procedures are commercially reasonable in light of your circumstances and the type, value and frequency of the payment orders you will request. You also agree to keep the Security Procedures confidential and not to disclose the Security Procedures to anyone except the persons whom you have authorized to make transfer requests on your behalf ("Authorized Representatives"). If you or any of your Authorized Representatives have reason to believe that a Security Procedure may have been learned by an unauthorized person, you agree to notify us immediately at the telephone number indicated in the Authorization Schedule. If we receive a payment order (or related request) in accordance with your Security Procedure, it shall be conclusively deemed authentic and we shall be entitled to rely thereon. You are responsible for the accuracy of the initial communication of the payment order as well as the accuracy of any documentation or callback of the payment order made by us. You, for yourself and each of your  Authorized Representatives, agree that we, in our sole discretion, may record any telephone conversation between you or any Authorized Representative and us.

2. EXECUTION OF PAYMENT ORDERS. If we receive a payment order that has been verified according to Security Procedures, you authorize and direct us to debit your account(s) as listed on the Authorization Schedule and transfer the funds. We are also authorized to implement any instructions, including amendments or cancellations of prior payment orders, upon verification of such instructions. We are authorized to rely on any payment order believed by us in good faith to have been given by an Authorized Representative in accordance with your Security Procedures. We may handle payment orders received from you and other customers in any order selected by us and, unless otherwise instructed by you, we may use any means, intermediaries or funds transfer systems which may have operating rules governing the execution of payment orders to effect the transfer as we, in our sole discretion, shall determine.

3. CUT-OFF TIMES. We must receive all payment orders before the cut-off time for funds transfers on a business day established by us from time to time. Any payment orders or related requests received after such deadlines, or on weekends, holidays for us or the bank or institution to receive the transfer, or the funds transfer system to be used, will be treated as received on our next funds transfer business day. We will make reasonable efforts to execute all payment orders  received prior to the deadline.

4. ADVICE OF FUNDS TRANSFERS. Unless otherwise agreed in writing, we will not provide a next-day wire transfer summary statement or confirmation. Instead, we will notify you of a receipt or payment by wire transfer in any periodic statement provided to you. You agree to examine each of your periodic statements promptly upon receipt and to notify us immediately of any discrepancies between the periodic statement and your records. We shall not be liable for interest compensation unless we are notified of the discrepancy within ninety (90) days after the date of your statement indicating the debit for the payment order in question. You agree that your right to assert a claim against us with respect to any transaction reasonably identified on a statement shall expire one (1) year after the date of the transaction which becomes the basis for such a claim.

5. LIMITATION OF LIABILITY AND INDEMNIFICATION. You expressly agree that we shall be liable to you only for our erroneous execution of a payment order. We shall not be liable for any errors or delay on the part of any third party including, without limitation, third parties used by us in executing a payment order or performing a related act and no such third party shall be deemed to be our agent. We shall not be liable for our refusal to honor any request if we, in good faith, are unable to determine to our satisfaction that such request is valid, based upon our adherence to the Security Procedures; we will notify you within the same banking day in a timely fashion in the event we refuse to honor any such request. You hereby indemnify and hold us, our officers, employees and agents harmless from any and all losses, or claims of any kind arising in connection with the Services provided under this Agreement, except those losses, claims, and expenses (including attorney's reasonable fees and costs) arising out of the gross negligence or willful misconduct of the Bank or its employees or failure to observe any duty set forth in the Uniform Commercial Code or any banking laws binding upon us, to the extent such duty is not modified or altered by this Agreement. You further indemnify and hold us, our officers, employees and agents harmless from any and all losses or claims of any kind arising out of actions taken or omitted in good faith by us in reliance upon instructions from you. We shall not be responsible or liable for any other entity's (not under our direct control) acts or omissions including, without limitation, any Federal Reserve Bank or transmission or communication facility. EVEN IF LIABILITY WERE ESTABLISHED FOR ACTUAL DAMAGES, IN NO EVENT SHALL WE OR YOU BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE FURNISHING, PERFORMANCE OR USE OF THE SERVICES PROVIDED UNDER THIS AGREEMENT, REGARDLESS OF WHETHER WE OR YOU MAY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES UNLESS REQUIRED BY APPLICABLE LAW. The limitations and exclusions in this paragraph shall apply to all claims of every kind, nature and description whether arising from breach of contract, breach of warranty, gross negligence or other tort, and shall survive the termination of this Agreement and applicable Treasury Services agreements.

6. USE OF IDENTIFYING NUMBERS. In the event a payment or payment order identifies a beneficiary, beneficiary's bank or intermediary bank inconsistently by name and an identifying number (such as an account number, S.W.I.F.T. address or universal identification number), payment may be made by the intermediary or beneficiary bank on the basis of the identifying number, even if the identifying number identifies a person or entity different from the named person or entity in your payment order and that your obligation to pay the payment order shall not be excused by your error. We will rely on the identifying number as proper identification of a beneficiary.

7. INTEREST COMPENSATION. In the event that we shall be liable to you for interest compensation under this Agreement or by applicable law, interest shall be calculated on the basis of the average Federal Funds rate for the period involved as set forth in section 4A-506(b) of the Uniform Commercial Code. You agree that we may, at our sole option, pay interest compensation as follows: (1) by lump sum payment of cash, or (2) by providing a credit to your account with us.

8. INTERNATIONAL PAYMENTS. Orders for the transfer of U.S. Dollars shall be paid in U.S. Dollars if transferred to a beneficiary located in the United States or its protectorates or territories. If transferred to a beneficiary located elsewhere, the beneficiary's bank may elect to pay the beneficiary in foreign currency at the bank's buying rate of exchange for wire transfers. It is your responsibility to advise the beneficiary of this possibility. We may send any message relative to this order in explicit language, code or cipher. Foreign currency transfer orders are final when made to us. However, pursuant to the request of the originator, and only if possible, we will make reasonable efforts to cancel or amend any order before the transfer is effected; provided, however, we will be under no duty to provide any indemnity or security to the receiving bank or beneficiary. We shall incur no liability if we are unable, for any reason, to cancel or amend an order. Refunds of U.S. Dollar orders shall be in the U.S. Dollar amount. Refunds of foreign currency orders debited from any U.S. Dollar account shall be in the amount of U.S. Dollars that can be bought for the foreign currency amount at our then current rate of exchange. Refunds of foreign currency orders debited from any corresponding foreign currency account shall be in the amount of foreign currency returned to us. The originator bears all risk of loss due to fluctuation in the rate of exchange. No transfer fee shall be refunded.

III. SPECIAL TERMS AND CONDITIONS FOR AUTOMATED CLEARING HOUSE (ACH) TRANSACTIONS - Effective November 15, 2002
If you wish to use our ACH service, the following terms and conditions shall govern all transactions arising out of this service. If a discrepancy were determined to exist between these Terms and Conditions and this Agreement, then these Terms and Conditions shall control but only to the extent necessary to address the discrepancy.

1. SERVICES. The ACH services to be performed by us and in accordance with the rules of the National Automated Clearing House Association ("NACHA"), (hereinafter, the "Rules") as such Rules are amended from time to time include the transmission of electronic credit and/or debit entries (hereinafter "Entries") initiated by you and processed through us from your demand depository account(s) with us (the "Accounts") to accounts maintained with us and at other banks and financial institutions by means of NACHA in conjunction with the Federal Reserve Bank (the "Services"). With respect to such Entries, we will act as an Originating Depository Financial Institution and you will act as Originator, as defined in the Rules. As Originator, you agree to be bound by the Rules as amended from time to time and you agree that you will handle all aspects relating to the processing of an Entry in a commercially reasonable manner. You acknowledge that Entries may not be initiated that violate the laws of the United States of America. Capitalized terms in these Terms and Conditions, unless otherwise defined, will have the meaning given in the adoption of Article 4A of the Uniform Commercial Code in the state in which your account or relationship is maintained. In accordance with the Rules and banking regulatory guidelines, companies using ACH services must be assigned exposure limits and meet minimum credit standards. These exposure limits represent the maximum ACH Dollar volume that can be originated and await final settlement over any three (3) banking days period. Specific exposure limits will be specific to a settlement deposit account. Efforts will be made to assign exposure limits that would be consistent with your historical ACH origination activity. We shall have the right to change or suspend these limits at any time in our sole reasonable discretion. Your failure to comply with such conditions and procedures can result in our requiring certain credit approvals in order to continue using our ACH services, or in our termination of your ACH services. Any such conditions and procedures we may establish shall be deemed to be provisions of this Agreement.

2. SERVICES PERFORMED. You will give us instructions detailing the Services to be performed with regard to the initiation, acceptance, rejection and transmission of Entries; transfer of funds; accounts to be utilized as Authorized Accounts; and the disposition of information regarding the Services performed. When accepted by us, your instructions are hereby incorporated by reference as though fully set forth herein. Such instructions may be changed from time to time by you upon notice to and acceptance by us without disturbing the validity of these Terms and Conditions.

3. RULES AND VERIFICATION OF ENTRIES. You agree we will transmit Entries by means of the ACH Operator in accordance with the Rules. You agree that we are not required to verify Entry information but, instead, may rely that the information furnished by you is authentic, accurate and conforms to the Rules.

4. OFFICE OF FOREIGN ASSETS CONTROL (OFAC). The ACH system may not be used to process transactions in violation of OFAC sanctions. At a minimum, illicit transactions will be blocked or rejected and originators could face penalties.

5. PRE-NOTIFICATION. You agree to provide us with prescribed pre-notification information which we may require for all Entries that you intend to initiate, within the time limits prescribed by the Rules.

6. CANCELLATION, AMENDMENT AND REJECTION OF ENTRIES.

A. Cancellation and Amendment. You will have no right to amend, cancel or stop payment of an Entry after its receipt by us. However, we will use reasonable efforts to act on such a request by you prior to transmittal to the ACH to the extent provided in Article Seven of the Rules, or, in the case of an Entry for transmittal to an account maintained with us ("On-Us Entry"), prior to crediting or debiting the On-Us Entry account, but we will have no liability if any such amendment, cancellation or stop payment were not effected, notwithstanding timely receipt of the amendment, cancellation or stop payment request.

B. Rejection by Bank. We have the right to reject any Entry and may, at our option, reject an Entry that is in excess of the collected balance in the Authorized Account(s) or based on customer file limits. We will notify you by telephone or electronic transmission of such rejection no later than the business day such Entry would otherwise have been transmitted by us to the ACH. We will have no liability to you by reason of the rejection of any Entry or the fact that such notice shall not have been given at an earlier time than that provided for herein.

C. Rejection by ACH. We have the right to place a limit on aggregate transfers of funds out of any Authorized Account that might result in a negative collected balance in the account or an overdraft occurring in the account. In the event any Entry shall have been rejected by any component of the ACH system or network for any reason whatsoever, it will be your responsibility to remake such Entry; provided, however, that we will remake any Entry when such a rejection by the ACH was due to a discrepancy in the Entry by us and sufficient data shall have been available to us to permit a remake of such Entry.

D. Unauthorized ACH Transactions. If you receive an unauthorized transaction posted to your account, you shall have until 2:00 PM of the banking day after the item was posted to notify us to return the item as unauthorized. We will not be able to return the item after that time without the cooperation and agreement of the originating bank and the originating company. Any other action must be conducted between you and the originator of the transaction.

7. RETENTION OF INFORMATION AND AUTHORIZATIONS. You shall retain and provide to us, upon our request, all information necessary to remake any Entry for three (3) days after midnight of the Effective Date of an Entry. For the purposes of these Terms and Conditions, the "Effective Date" shall be the day on which the offsetting Entry shall have been posted to the Authorized Account(s), as stated in your Instructions. You will retain an original or copy of each authorization by the Receiver (as such term is defined in the Rules) of such Entry for six (6) years after the date of termination or revocation of such authorization.

8. INCONSISTENCY OF NAME AND ACCOUNT NUMBER. You acknowledge and agree that if an Entry were to describe the Beneficiary/Receiver of the Entry inconsistently by name and account number, payment of the Entry transmitted by us may be made on the basis of the account number even if the identifying number identifies a person or entity different from the named Beneficiary/Receiver and that your obligation to us for the amount of the Entry shall not be excused in such circumstance by your error.

9. SECURITY PROCEDURES.

A. Agreement to Security Procedures. You and we acknowledge that, as part of your Instructions for the Services, you and we have agreed to certain security procedures (hereinafter "Security Procedures"), which you and we will use to verify that Entries are correct and valid or are those of the Company. You agree that such Security Procedures are and shall be Commercially Reasonable in light of your circumstances and the type, value and frequency of the Entries you will initiate.

B. Security Procedures. For Electronic Data Transmission of ACH Entry file(s) to us by you and for Electronic Data Transmission of ACH files to us from you when we are retrieving the file(s), you shall utilize security procedures provided by us, and you further agree that the security provided shall have been Commercially Reasonable data security. If our transmission software were to accept the file(s) or successfully retrieve the file(s) based on this security and the file(s) were in ACH system readable format, you agree that acceptance shall have occurred and we may process the file(s).

C. Confidentiality of Security Procedures. You agree to keep the Security Procedures confidential and not to disclose the Security Procedures to anyone except Authorized Representatives. If you or any of your Authorized Representatives have reason to believe that the Security Procedures may have been learned or are known by an unauthorized person, you agree to notify our Treasury Services Technical Services area immediately.

D. Modification of Security Procedures. All modifications and additions to the Security Procedures or list of Authorized Representatives must be in writing, except if you request us by oral instructions to delete a name of an Authorized Representative, in which event, you shall immediately send us written confirmation of such deletion.

10. RETURNED ENTRIES. We will use mutually agreed upon means to notify you of receipt of a returned Entry. We will have no obligation to re-transmit a returned Entry, unless we have agreed otherwise in writing. We will credit the Account(s) for any amount received by us by reason of the return of any Entry transmitted by us for which we have previously received payment from you.

11. ON-US ENTRIES. Except as provided in the Rules and these Terms and Conditions, in the case of an On-Us Entry received by us for transmittal, we will credit the Beneficiary/Receiver's account in the amount of such Entry on the Effective Date contained in such Entry provided the requirements of your Instructions and Security Procedures are met. If any such requirement were not met, we would use reasonable efforts to credit the Beneficiary/Receiver's account in the amount of such Entry no later than the next business day following such Effective Date.

12. PROVISIONAL PAYMENT. Payment of an Entry by the Beneficiary/Receiver's bank to the Beneficiary/Receiver will be provisional until receipt by the Beneficiary/Receiver's bank of final settlement for such Entry. You specifically acknowledge that you have received notice of such settlement rule and the fact that, if any such settlement were not received, the Beneficiary/Receiver’s bank would be entitled to a refund from the Receiver/Beneficiary of the amount credited, and you would not be deemed to have paid the Receiver/Beneficiary the amount of the Entry.

13. COLLECTED FUNDS.

A. Credit Entries. When you initiate a credit Entry, you shall provide good collected funds in the Authorized Accounts to cover any credit Entry initiated by us no later than the end of the banking day on the applicable effective date. For the purposes of these Terms and Conditions, "good collected funds" shall mean funds subject to immediate withdrawal.

B. Debit Entries. When you initiate a debit Entry, you will receive immediately available funds in the Authorized Accounts for such Entry on the applicable effective date or the next banking day after our receipt of the debit Entry information from you.. You will promptly provide good collected funds into the affected Authorized Account to repay us for the amount of the Entry if any debit Entry is rejected after we have permitted you to withdraw good collected funds in the amount thereof or if any adjustment memorandum that relates to any such Entry is received by us.

14. AUTHORIZATION WARRANTY. With respect to each Entry submitted to us you represent and warrant to us that:

A. Authorized. The employee or other person or entity to whom such Entry pertains is an

Authorized Representative and shall have authorized such Entry in writing prior to the submission thereof to us and such authorization shall have been effective at the time of delivery or transmittal of such Entry, and shall so remain until acceptance of the Entry by the Beneficiary/Receiver's bank;

B. Evidence. You will maintain written evidence of such authorizations in accordance with all applicable laws, rules and regulations and will furnish us with a copy if requested by us as long as such request is made within the time period during which such authorization is required to be retained; and

C. Accurate. The Entry is accurate, in proper form, timely and conforms to all obligations owed by you to the applicable Receiver/Beneficiary.

15. TELEPHONE-INITIATED ENTRIES. With respect to telephone-initiated Entries, you acknowledge and agree that you assume the following additional obligations and you further represent and warrant that:

A. Information. You shall have disclosed the information required by the Rules to the consumer during the telephone call.

B. Confirmation. You shall have tape recorded the telephone conversation authorizing the Entry or provided written confirmation of the consumer's authorization as required by the Rules.

C. Verification. You shall have verified the consumer's identity and routing number, as well as the Receiver's identity and routing number.

Any liability for any failure on your part to comply with the Rules will be borne by you to the extent that your failure resulted in such liability.

16. INTERNET-INITIATED ENTRIES. With respect to internet-initiated Entries (“WEB Entries"), you agree that you will maintain an annual security audit as required by the Rules. Any liability for any failure on your part to comply with the Rules will be borne by you to the extent that your failure resulted in such liability.

17. YOUR LIABILITY. You are and shall be responsible for any loss, costs incurred, and/or claims made against us for your failure to obtain the correct identity, proper authorization (by provision of prior notices, if applicable, to the Receiver, and other appropriate authorization and source documents, if applicable) and other information regardless of the reasonableness of any procedures employed by you, as well as any failure to provide timely copies or source documents when requested by us.

18. LIMITATION OF LIABILITY AND INDEMNIFICATION. You expressly agree that we shall be liable to you only for our erroneous execution of a payment order. We shall not be liable for any errors or delay on the part of any third party including, without limitation, third parties used by us in executing a payment order or performing a related act due to any cause other than our own failure to exercise reasonable and ordinary care, and no such third party shall be deemed to be our agent. We shall not be liable for our refusal to honor any request if we, in good faith, are unable to determine to our satisfaction that such request is valid, based upon our adherence to the Security Procedures. You hereby indemnify and hold us, our officers, employees and agents harmless from any and all losses, or claims of any kind arising in connection with the Services provided under this Agreement, except those losses, claims, and expenses (including attorney's reasonable fees and costs) arising out of the gross negligence or willful misconduct of the Bank or its employees or failure to observe any duty set forth in the Uniform Commercial Code or any banking laws binding upon us, to the extent such duty is not modified or altered by this Agreement. You further indemnify and hold us, our officers, employees and agents harmless from any and all losses or claims of any kind arising out of actions taken or omitted in good faith by us in reliance upon instructions from you. We shall not be responsible or liable for any other entity's (not under our direct control) acts or omissions including, without limitation, any Federal Reserve Bank or transmission or communication facility. EVEN IF LIABILITY WERE ESTABLISHED FOR ACTUAL DAMAGES, IN NO EVENT SHALL WE OR YOU BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE FURNISHING, PERFORMANCE OR USE OF THE SERVICES PROVIDED UNDER THIS AGREEMENT, REGARDLESS OF WHETHER WE OR YOU MAY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES UNLESS REQUIRED BY APPLICABLE LAW. The limitations and exclusions in this paragraph shall apply to all claims of every kind, nature and description whether arising from breach of contract, breach of warranty, gross negligence or other tort, and shall survive the termination of this Agreement and applicable Treasury Services agreements. This provision survives the termination of this Service and/or Agreement.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute but one and the same instrument.

IN TESTIMONY WHEREOF, this Agreement has been executed under seal as of the 17th day June, 2003.
THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA

By: ____________/s/____________________
       Name: Kathleen C. Hoffman                     .
       Title: Vice President & Assistant Treasurer

WACHOVIA BANK,
NATIONAL ASSOCIATION

By: ____________/s/____________________
       Name: Vincent Palagruto                          .
       Title: Bank Officer                                    .

SCHEDULE A

List of security procedures, service descriptions and other documents incorporated into
Commercial Deposit Agreement

ACH Fraud Control Agreement
Wachovia Controlled Disbursement Service Description (Customer or Bank Initiated)
CUSTOMER CASH LETTER SERVICE DESCRIPTION
Wachovia CD-ROM Check Image Service Description
Wachovia CD-ROM Wholesale Lockbox Image Service Description
Wachovia Information & Access Service Description
POSITIVE PAYIFULL RECONCILEMENT SERVICES DESCRIPTION
COMPREHENSIVE/DEPOSIT/CREDIT RECONCILEMENT SERVICES DESCRIPTION
Funds Transfer Schedule A - Authorization and Security Procedures
Funds Transfer Schedule B - Deviation from Security Procedures
WHOLESALE LOCKBOX SERVICE DESCRIPTION
ZERO BALANCE ACCOUNTS SERVICE DESCRIPTION